UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 26, 2010

Blackboard Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50784	52-2081178
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Massachusetts Ave NW, Washington, District of Columbia		20001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-463-4860

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2010, the Compensation Committee of the Board of Directors (the "Committee") of Blackboard Inc. (the "Company") approved the following compensation arrangements for John Kinzer, who assumed his role as Chief Financial Officer of the Company effective as of March 1, 2010, and Jonathan Walsh, Vice President of Finance and Accounting for the Company:

Kinzer Employment Arrangement
The Committee approved a new employment agreement between Mr. Kinzer and the Company. Mr. Kinzer’s base salary will initially be $340,000 per year, with a target bonus of 65% based on certain company goals and individual goals. The company goals will be based on revenue and adjusted non-GAAP net income. Under the agreement, Mr. Kinzer’s annual base salary and bonus is subject to periodic review and adjustment by the Board of Directors. The initial term of the employment agreement will be one year and the agreement will renew automatically for successive one year terms unless either the Company or Mr. Kinzer provides notice of non-renewal.

In addition, the Committee authorized a grant of 35,000 stock options issued on February 26, 2010, with an exercise price equal to the fair market value of the stock on the date of grant. The options vest over four years, commencing on the grant date, with 25% vesting on the first anniversary and the remainder vesting in 36 equal monthly installments. The Committee also authorized a grant of 12,500 shares of restricted stock with a four year vesting period, commencing as of March 1, 2010, with 25% of the shares vesting on each of the first four anniversaries of the vesting commencement date. In the event of a Change-In-Control (as defined in the Company’s Amended and Restated 2004 Stock Incentive Plan), the vesting of these stock options and restricted stock would be accelerated by one year. Mr. Kinzer would also be entitled to an additional two years of acceleration of these grants following a Change-In-Control if he is terminated without cause or constructively terminated within one year following the Change-In-Control. If the Company terminates Mr. Kinzer’s employment without cause, or Mr. Kinzer resigns from the Company for good reason, then the Company will be required to pay Mr. Kinzer an amount equal to 12 months base salary and up to 12 months COBRA premiums. In addition, upon Mr. Kinzer’s termination for cause or resignation for good reason, or upon his death or disability, Mr. Kinzer would be entitled to one year of acceleration of vesting of these stock options and this restricted stock grant.

Walsh Employment Agreement
The Committee approved a new employment agreement between Mr. Walsh and the Company. Mr. Walsh’s base salary will initially be $225,000 per year, with a target bonus of 40% based on certain individual goals. Under the agreement, Mr. Walsh’s annual base salary and bonus is subject to periodic review and adjustment by the Board of Directors. The initial term of the employment agreement will be one year and the agreement will renew automatically for successive one year terms unless either the Company or Mr. Walsh provides notice of non-renewal. If the Company terminates Mr. Walsh’s employment without cause, or Mr. Walsh resigns from the Company for good reason, then the Company will be required to pay Mr. Walsh an amount equal to 6 months base salary and up to 6 months COBRA premiums.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blackboard Inc.

March 4, 2010	By:	/s/ Matthew H. Small

Name: Matthew H. Small
Title: Chief Legal Officer